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                            SCHEDULE 14C INFORMATION

 INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT
                           OF 1934 (AMENDMENT NO.   )

Check the appropriate box:
[X]      Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]      Definitive Information Statement
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                  CENTURY HILLCRESTE APARTMENT INVESTORS, L.P.
                        A CALIFORNIA LIMITED PARTNERSHIP
                (Name of Registrant As Specified In Its Charter)
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
         1)      Title of each class of securities to which transaction
                 applies:
                 .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         2)      Aggregate number of securities to which transaction applies:
                 .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                 .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         4)      Proposed maximum aggregate value of transaction:
                 .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         5)      Total fee paid:
                 .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
[ ]      Fee paid previously with preliminary materials.
[X]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)      Amount Previously Paid:
                          $8,000
                 .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         2)      Form, Schedule or Registration Statement No.:
                          Schedule 14A
                 .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         3)      Filing Party:
                          Everest HillCreste Investors, LLC
                 .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         4)      Date Filed:
                          December 9, 1996
                 .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
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                             INFORMATION STATEMENT
                                       OF
                  CENTURY HILLCRESTE APARTMENT INVESTORS, L.P.
                       9090 WILSHIRE BOULEVARD, SUITE 201
                        BEVERLY HILLS, CALIFORNIA 90211


                            Distributed on or about
                                 March __, 1997



Dear Unitholder:

GENERAL

         In our prior communication, dated January 9, 1997 (the "January Mailgram"), the undersigned, National Partnership Investments Corp.
("NAPICO"), as managing general partner of Century HillCreste Apartment Investors, L.P. (the "Partnership"), advised you that the proposal by Everest Hillcreste Investors LLC ("Everest") to purchase the Partnership's primary asset, the apartment complex known as the HillCreste (the "Property") for $40 million was less than the Property's appraised value of $46.9 million as of February 1996, and that four other, non-binding purchase proposals had been received for prices ranging from $40.2 million to $44.7 million, each subject to various contingencies and conditions. The January Mailgram also informed you that the Special Limited Partner has under the terms of the Amended and Restated Agreement of limited partnership (the "Partnership Agreement"), a right of first refusal to acquire the Property for the proposed sales price and terms (the "Right of First Refusal").

         Subsequently, Everest has increased its offer by $7 million to $47 million (the "Everest Proposal"). Additionally, the Partnership has just received (a) a report from an independent real estate appraisal firm that the Property's current market value is approximately $47 million and (b) a non-binding proposal from one of the four prior offerees proposing to increase its offer to purchase the Property to $47.4 million.

         NAPICO is aware that a substantial number of the Partnership Units have been acquired in the last two years through purchases in the secondary market and through at least four "mini-tender offers." Based on information available to NAPICO these Units were purchased at a substantial discount to the Partnership's net asset value based upon the Property's recent appraisals, as well as substantially below the Units' original offering price. Accordingly, Limited Partners who recently acquired Units may have significantly different investment objectives than the original Limited Partners.

         WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
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Limited Partners of
Century HillCreste Apartment Investors, L.P.
March __, 1997
Page 2



         The Property was originally acquired by the Partnership in 1988 for approximately $72,500,000 including acquisition and other fees and expenses of the Partnership's offering. According to the last two independent appraisals, the Property's appraised value increased approximately $100,000 from early 1996 to early 1997. As previously reported, the Partnership is completing the privatization of the streets and alleys providing access to the Property and the construction of security fencing with controlled entrances. No assurance can be given as to whether or not the Property's value will increase in the future, or at what rate the Property's value will change. In light of the foregoing, NAPICO makes no recommendation as to the Everest Proposal.

         NAPICO believes that the Southern California real estate market is only now beginning to improve and that in its opinion this is not the right time to market the Property. However, if a majority-in-interest of the Limited Partners demonstrate their desire to cause the Property to be sold now for its appraised value pursuant to the Everest Proposal, NAPICO will not oppose their
desire.   NAPICO has been informed that its affiliate, the Special Limited
Partner, plans, subject to obtaining reasonable financing, to exercise the aforementioned Right of First Refusal in the event the Everest Proposal is approved.

RECENTLY FILED LITIGATION

         On February 13, 1997, J/B Investment Partners ("J/B") filed an action in the Los Angeles Superior Court, Case No. BC 165853 (the "J/B Lawsuit"), against NAPICO and its directors, and Casden Properties and certain of its affiliates (collectively, the "Defendants").

         The J/B Lawsuit is styled as a class action brought against the Defendants on behalf of all limited partners of the Partnership, and a derivative action brought on behalf of the Partnership itself. The Partnership is named as a "nominal defendant." The complaint in the J/B Lawsuit contains four causes of action: (a) breach of fiduciary duty; (b) breach of contract;
(c) unjust enrichment; and (d) equitable relief.

         The alleged wrongdoing of the Defendants as set forth in the J/B Lawsuit relates to the following issues:

         1. J/B alleges misappropriation and misuse of Partnership funds which were the subject of a previous lawsuit (the "Prior Lawsuit") filed in the Los Angeles Superior Court in June 1995 by HillCreste Properties, Inc., the non-managing general partner of the Partnership and a subsidiary of Lehman Brothers (the "non-managing general partner"). NAPICO vigorously denied these allegations, and without admission of any wrongdoing the Prior
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Limited Partners of
Century HillCreste Apartment Investors, L.P.
March __, 1997
Page 3



Lawsuit was settled by a memorandum of understanding executed in August 1995, with final settlement documentation executed in April 1996, at which time the Prior Lawsuit was dismissed with prejudice as to all defendants. (Information concerning the settlement was included in prior Partnership reports and communications.) Additionally, J/B alleges that the Defendants have wrongfully caused the Partnership to pay legal fees on behalf of NAPICO or certain of its affiliates relating to a regulatory investigation.

         2. J/B alleges that the Defendants have failed to explore transactions that would maximize the value of the limited partners' investments in the Partnership, including the four unsolicited offers to purchase the Property, implementation of an auction process regarding the potential sale of the Property and obtaining financing with respect to the Property.

         3. J/B alleges that the January Mailgram contained misleading statements about the original Everest proxy solicitation and about the Special Limited Partner's Right of First Refusal. Specifically, J/B contends that the January Mailgram failed to disclose NAPICO's advice and opinions regarding the response of the limited partners to the original Everest offer and contained misstatements about certain provisions of the Partnership Agreement pertaining to actions permitted or required to be taken by the limited partners of the Partnership. J/B states that the limited partners are not authorized, by vote of a majority-in-interest or otherwise, to bind, compel, or require the Partnership to enter into any contract for the sale of the Property, including the proposed sales contract with Everest. In other words, J/B asserts that the Everest Proposal cannot be implemented as proposed because it is beyond the limited partners' authority under the Partnership Agreement. Consequently, J/B claims that the conditions to the Special Limited Partner's Right of First Refusal to purchase the Property for a price and on terms equal to those contained in the Everest Proposal cannot under the Partnership Agreement be fulfilled, and, therefore, no such Right of First Refusal could be exercised.

         J/B seeks damages in the J/B Lawsuit in an unspecified amount and equitable relief, including, among other things, a declaratory judgment as to whether or not there exists a Right of First Refusal.

NAPICO's Response to J/B Lawsuit

         NAPICO strenuously disputes all of the accusations of wrongdoing against it and its affiliates alleged in the J/B
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Limited Partners of
Century HillCreste Apartment Investors, L.P.
March __, 1997
Page 4



Lawsuit, and defends the existence and integrity of the Right of First Refusal, which was an integral and material part of the financial structure of the Partnership and was disclosed to the limited partners in the prospectus at the time of the original sale of units in the Partnership. NAPICO further intends to vigorously defend the settlement of the Prior Lawsuit.

         It appears that J/B purchased or was assigned certain rights with respect to 200 limited partner units in or about 1995. It is not yet known whether J/B or plaintiff's class action counsel is connected with, directly or indirectly, parties sponsoring the original Everest proxy or the revised Everest Proposal, or other third parties who have expressed interest in acquiring the Property.

         The Special Limited Partner has advised NAPICO and the non-managing general partner that the Right of First Refusal was a material inducement to the Special Limited Partner's sale of the Property to the Partnership, its purchase of a subordinated special limited partnership interest in the Partnership for $6,855,000, and its agreement to provide the Partnership with a Minimum Distribution Guarantee pursuant to which the Special Limited Partner paid a total of approximately $13,130,000 to the Partnership to support distributions to the limited partners. If, as a result of the J/B Lawsuit or otherwise, the Special Limited Partner is not entitled to exercise the Right of First Refusal with respect to the Everest Proposal or in response to other similar situations, the Special Limited Partner believes that it would be entitled to the return of its investment and all sums paid under the Minimum Distribution Guarantee, together with interest thereon. The underwriter, Shearson Lehman Hutton Inc., for the original sale of the Partnership's Units is an affiliate of the non-managing general partner, and pursuant thereto such underwriter was directly involved in negotiating the financial terms and conditions of the Partnership's acquisition of the Property, including its purchase price, the Special Limited Partner's purchase of its limited partnership interest, the Right of First Refusal, and the Minimum Distribution Guarantee. Moreover, the settlement of the Prior Lawsuit was reached after extensive negotiations with the non-managing general partner which negotiated on behalf of the Partnership a binding and conclusive settlement. If, as a result of the J/B Lawsuit or otherwise, the settlement of the Prior Lawsuit is set aside, then NAPICO and its affiliates would seek a return of all funds paid to the Partnership as a result of such settlement.
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Limited Partners of
Century HillCreste Apartment Investors, L.P.
March __, 1997
Page 5



         NAPICO and the Defendants believe the allegations of wrongdoing in the J/B Lawsuit lack merit, and intend to contest them vigorously. NAPICO and the Defendants believe a number of the claims asserted in the J/B Lawsuit are barred by the settlement and dismissal with prejudice of the Prior Lawsuit.

         The J/B Lawsuit could result in delaying, complicating, or preventing any significant transaction with respect to the sale of the Property, and diminishing future distributions to the limited partners until such case is resolved. In addition, the Partnership is expected to incur significant legal fees and expense to the extent of its responsibilities to indemnify and hold the Defendants harmless under certain provisions in the Partnership Agreement.

INTEREST OF CERTAIN PERSONS

         NAPICO is subject to a conflict of interest with respect to the Everest Proposal and the Special Limited Partner's Right of First Refusal. The Partnership's prospectus provides that NAPICO will attempt to resolve any matter involving a conflict of interest in a manner which is consistent with its fiduciary responsibilities and, in its judgment, is fair and reasonable to the Unitholders and in accordance with the Partnership's investment objectives. The prospectus provides that the Partnership's investment objectives include attempting to achieve long-term appreciation in the value of the Property for distribution upon sale. That long-term objective, however, may not be consistent with the investment objectives of those that have recently acquired Partnership Units at substantial discounts, such as Everest. NAPICO cannot give any assurance as to the future value of the Property.

         In addition to the Special Limited Partner's Right of First Refusal discussed above, you should be aware that, certain fees and expenses are paid to the general partners and their affiliates by the Partnership as follows: (i) a partnership management fee of $50,000 annually is payable to NAPICO, (ii) HillCreste Properties Inc., the non-managing general partner of the Partnership and a subsidiary of Lehman Brothers, is entitled to be reimbursed for certain Partnership expenses, not to exceed $50,000 annually, and (iii) NAPICO has a 1% General Partner interest which entitles it to quarterly distributions of 1% (as defined in the Partnership Agreement).

         The following may be deemed to be participants for purposes of this communication: NAPICO, the managing general partner of the Partnership, and its directors: Charles H. Boxenbaum, Bruce E. Nelson, Alan I. Casden, Henry C. Casden, and Brian D. Goldberg; and
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Limited Partners of
Century HillCreste Apartment Investors, L.P.
March __, 1997
Page 6



HillCreste Properties Inc. and its sole director, Rocco F. Andriola. None of these individuals beneficially owns any Units, although as mentioned above the Special Limited Partner, an affiliate of NAPICO, holds a special limited partnership interest in the Partnership.

         Copies of the complaint filed by J/B and the Property's 1997 appraisal will be made available to limited partners upon request.

                                        Very truly yours,


                                        National Partnership Investments Corp.